UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 15, 2014

Cal Dive International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33206 (Commission File Number)	61-1500501 (IRS Employer Identification No.)

2500 CityWest Boulevard, Suite 2200 Houston, Texas (Address of principal executive offices)		77042 (Zip Code)

(713) 361-2600 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                          Regulation FD Disclosure.

As previously disclosed, Cal Dive International, Inc. (the "Company") has been working with potential capital providers to refinance its senior secured credit facility, which matures on April 26, 2016, consisting of a variable-interest $100.0 million revolving credit facility (the "Credit Facility").  In connection with these efforts, the Company engaged in discussions with certain holders of its $86.25 million aggregate principal amount of 5.0% convertible senior notes due 2017 (the "Holders") regarding the refinancing of the Credit Facility with a $115.0 million first lien credit facility, at an interest rate representing the maximum allowed under, and otherwise compliant with, the Intercreditor Agreement dated as of May 9, 2014 among the Company and certain of its subsidiaries, Bank of America, N.A., and ABC Funding, LLC (the "Intercreditor Agreement").  A copy of the Intercreditor Agreement is attached hereto as Exhibit 99.1.  The Company and the Holders are parties to nondisclosure agreements and the disclosure herein is being made in accordance with the terms of such nondisclosure agreements.  The discussions with the Holders terminated around December 1, 2014 and are no longer ongoing.  During these discussions, the Company disclosed to the Holders third party appraisals that concluded that the approximate fair market value and net orderly liquidation value of the Company's fleet of vessels and diving systems were $307.0 million and $218.1 million, respectively, based on appraisals conducted in October 2013, February 2014, and August 2014.  The appraised values of the Company's fleet are included herein only because they were provided to the Holders.

Item 9.01                          Financial Statements and Exhibits.

   (d)            Exhibits

The exhibits to this Current Report on Form 8-K are listed in the Exhibit Index, which appears at the end of this report and are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAL DIVE INTERNATIONAL, INC.
(Registrant)

By:	/s/ Lisa M. Buchanan
Lisa M. Buchanan Executive Vice President, General Counsel and Secretary

Date:   December 15, 2014

Exhibit Index

Exhibit No.	Description
99.1	Intercreditor Agreement, dated as of May 9, 2014 among the Company and certain of its subsidiaries, Bank of America, N.A., and ABC Funding, LLC.